UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 13d

(Amendment No. 7)*

Under the Securities Exchange Act of 1934

TD SYNNEX CORPORATION
(Name of Issuer)

Common stock, par value $0.001 per share
(Title of Class of Securities)

87162W100
(CUSIP Number)

Erin E. Martin, Esq.
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue NW

Washington, DC 20004

(202) 739-3000

(Name, Address and Telephone Number of Person Authorized

to Receive Notices and Communications)

January 31, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS AP IX Tiger Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 10,875,618
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 10,875,618
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,875,618
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS AP IX Tiger Co-Invest II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 2,394,398
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 2,394,398
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,394,398
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.7%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS AP IX Tiger Co-Invest (ML), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,114,283
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,114,283
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,114,283
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.7%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS AP IX Tiger Co-Invest (ML) GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,114,283
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,114,283
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,114,283
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.7%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS AP IX Tiger Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 17,384,299
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 17,384,299
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,384,299
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS Apollo Management IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 17,384,299
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 17,384,299
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,384,299
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS AIF IX Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 17,384,299
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 17,384,299
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,384,299
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS Apollo Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 17,384,299
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 17,384,299
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,384,299
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS Apollo Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 17,384,299
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 17,384,299
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,384,299
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 17,384,299
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 17,384,299
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,384,299
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 87162W100

1	NAME OF REPORTING PERSONS Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 17,384,299
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 17,384,299
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,384,299
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.8%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A

Amendment No. 7

The information in this Amendment No. 7 to Schedule 13D (this “Seventh Amendment” or this “13D/A”) amends and supplements the Schedule 13D (the “Original Schedule 13D”) filed with the U.S. Securities and Exchange Commission (the “SEC”) by Tiger Parent Holdings, L.P. (“Tiger Holdings”) and the other Reporting Persons therein described on September 10, 2021, relating to the common stock, par value $0.001 per share (the “Common Stock”), of TD SYNNEX Corporation (the “Issuer”), as amended by Amendment No. 1 thereto filed on October 13, 2021, Amendment No. 2 thereto filed on March 4, 2022, Amendment No. 3 thereto filed on February 1, 2023, Amendment No. 4 thereto filed on July 13, 2023, Amendment No. 5 thereto filed on October 18, 2023, and Amendment No. 6 thereto filed on January 17, 2024 (as amended, the “Schedule 13D”).

Except as set forth herein, the Schedule 13D remains unmodified.

Item 5.                           Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and restated as follows:

(a) & (b) Information in Rows 7 to 13 of the respective cover pages of the individual Reporting Persons are incorporated into this Item 5 by reference. The aggregate beneficial ownership of the Common Stock by the Reporting Persons is as follows:

Sole Voting Power	0
Shared Voting Power	17,384,299
Sole Dispositive Power	0
Shared Dispositive Power	17,384,299

The Reporting Persons’ aggregate percentage beneficial ownership of the total amount of Common Stock outstanding is 19.8%, based on a total of 87,965,655 shares of Common Stock as of January 31, 2024 as disclosed in the Issuer’s prospectus supplement filed with the SEC on January 31, 2024.

Each of the entities listed above, other than AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML (collectively, the “Record Holders”), disclaims beneficial ownership of any shares of the Common Stock owned of record by the Record Holders, except to the extent of any pecuniary interest therein, and the filing of this Schedule 13D shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(c) The Reporting Persons effected the following transaction of the Common Stock since the filing of Amendment No. 6 to the Original Schedule 13D: on January 31, 2024, the Reporting Persons set forth below sold an aggregate of 8,768,750 shares of Common Stock for $100.50 per share in an underwritten secondary public offering of the Common Stock:

AP IX Tiger	5,485,730 shares
Tiger Co-Invest II	1,207,748 shares
Tiger Co-Invest ML	2,075,272 shares

 (d) & (e) Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 2, 2024

AP IX TIGER CO-INVEST II, L.P.

By:	AP IX Tiger Holdings GP, LLC,
its general partner

	By:		/s/ James Elworth
James Elworth
Vice President

AP IX TIGER CO-INVEST (ML), L.P.

By:	AP IX Tiger Co-Invest (ML) GP, LLC,
its general partner

	By:		AP IX Tiger Holdings GP, LLC,
its sole member

		By:	/s/ James Elworth
James Elworth
Vice President

AP IX TIGER CO-INVEST (ML) GP, LLC

By:	AP IX Tiger Holdings GP, LLC,
its sole member

	By:		/s/ James Elworth
James Elworth
Vice President

AP IX TIGER HOLDINGS, L.P.

By:	AP IX Tiger Holdings GP, LLC,
its general partner

	By:		/s/ James Elworth
James Elworth
Vice President

AP IX TIGER HOLDINGS GP, LLC

By:	/s/ James Elworth
James Elworth
Vice President

APOLLO MANAGEMENT IX, L.P.

By:	AIF IX Management, LLC,
its general partner

	By:	/s/ James Elworth
James Elworth
Vice President

AIF IX MANAGEMENT, LLC

By:	/s/ James Elworth
James Elworth
Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

	By:	/s/ James Elworth
James Elworth
Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ James Elworth
James Elworth
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ James Elworth
James Elworth
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ James Elworth
James Elworth
Vice President